Exhibit 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Russ Zukowski, Vice President Finance
(770) 953-7505	(770) 953-7620
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES SECOND-QUARTER RESULTS
— Net Income of $0.21 Per Share on $835 Million Revenue —
– Gross Margin Rises to12.9% for Quarter —
ATLANTA — July 30, 2008 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the second quarter ended June 28, 2008.
The company’s second-quarter net income totaled $6.6 million, or $0.21 per diluted share, compared with net income of $5.4 million, or $0.18 per diluted share, in the year-ago period. Revenues of $835 million declined 22.9% from $1.08 billion for the same period a year ago. The decline in revenue reflects a 26% drop in structural product sales and a 20% sales decline in specialty product sales from the year ago period. The decline in sales is primarily attributable to a decline in unit volume partially offset by increases in underlying structural product prices. The overall second-quarter unit volume decline of 26% was mainly due to lower unit volumes in both structural and specialty products driven predominately by a 32% decline in housing starts relative to year ago levels.
Gross profit for the second quarter totaled $107.4 million, compared with $119.2 million in the prior-year period, largely reflecting reduced unit volume associated with the continuing decline in housing starts. The decrease in gross profit related to volume was offset in part by an increase in gross margin to 12.9% from 11.0% a year earlier. Overall margins improved as a result of the Company’s ongoing initiatives to increase margins across all product categories combined with increases in underlying product prices.
Total operating expenses of $86.3 million decreased $12.4 million, or 12.5%, from the same period a year ago, reflecting the Company’s ongoing focus on managing expenses to the current operating environment. Operating income for the quarter totaled $21.1 million, compared with $20.6 million a year ago.
For the six months ended June 28, 2008, net loss totaled $4.0 million, or $0.13 per diluted share, on revenues of $1.55 billion, compared with net income of $5.2 million, or $0.17 per diluted share, on revenues of $2.04 billion a year ago. The decline in income and revenue was largely due to a decline in volume of 26% primarily driven by a decline in housing starts of 30% from the prior year to date period partially offset by increases in underlying product prices.
Gross profit for the six months totaled $185.2 million and gross margin was 11.9%, compared with $223 million and 10.9%, respectively, a year earlier. Operating expenses declined to $171.9 million from $192.5 million a year ago.

BlueLinx Q2 ‘08 Press Release

“While we are pleased with our results, we expect the current housing market downturn to continue through 2009” said Howard Cohen, Chairman and Interim CEO. “We remain focused on managing cash flow by tightly managing inventories, receivables and our operating expenses. Bluelinx is financially positioned to be able to continue executing throughout this housing downturn. We generated $52 million in cash flow from operating activities during the second quarter and ended the period with $271 million in excess borrowing availability on our revolving credit facility” Cohen added.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 57204671. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,500 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Q2 ‘08 Press Release

BlueLinx Holdings Inc.
Statements of Operations
   in thousands, except per share data

	Quarters Ended		Six Months Ended
	June 28,	June 30	June 28,	June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$834,669	$1,081,990	$1,551,429	$2,039,104
Cost of sales	727,234	962,752	1,366,191	1,816,111

Gross profit	107,435	119,238	185,238	222,993

Operating expenses:
Selling, general, and administrative	81,227	93,346	161,862	181,814
Depreciation and amortization	5,103	5,335	10,071	10,734

Total operating expenses	86,330	98,681	171,933	192,548

Operating income	21,105	20,557	13,305	30,445
Non-operating expenses:
Interest expense	9,385	11,798	18,739	22,404
Other expense (income), net	190	(225)	320	(608)

Income (loss) before provision for (benefit from) income taxes	11,530	8,984	(5,754)	8,649
Provision for (benefit from) income taxes	4,931	3,550	(1,762)	3,404

Net income (loss)	$6,599	$5,434	$(3,992)	$5,245

Basic weighted average number of common shares outstanding	31,079	30,848	31,003	30,824

Basic net income (loss) per share applicable to common stock	$0.21	$0.18	$(0.13)	$0.17

Diluted weighted average number of common shares outstanding	31,312	30,995	31,003	30,945

Diluted net income (loss) per share applicable to common stock	$0.21	$0.18	$(0.13)	$0.17

Dividends declared per share of common stock	$—	$0.125	$—	$0.25

BlueLinx Q2 ‘08 Press Release

BlueLinx Holdings
Inc. Balance Sheets
   in thousands

	June 28,	December 29,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash	$29,791	$15,759
Receivables	295,081	263,176
Inventories	315,368	335,887
Deferred income taxes	14,605	12,199
Other current assets	38,657	53,231

Total current assets	693,502	680,252

Property, plant, and equipment:
Land and land improvements	57,362	57,295
Buildings	98,550	98,420
Machinery and equipment	67,922	67,217
Construction in progress	1,360	4,212

Property, plant, and equipment, at cost	225,194	227,144
Accumulated depreciation	(60,954)	(54,702)

Property, plant, and equipment, net	164,240	172,442
Non-current deferred income taxes	2,218	2,628
Other assets	19,842	28,114

Total assets	$879,802	$883,436

Liabilities :
Current liabilities:
Accounts payable	$176,600	$164,717
Bank overdrafts	38,055	37,152
Accrued compensation	11,503	10,372
Current maturities of long-term debt	10,048	—
Other current liabilities	28,336	19,280

Total current liabilities	264,542	231,521

Noncurrent liabilities:
Long-term debt	451,000	478,535
Other non-current liabilities	13,016	18,557

Total liabilities	728,558	728,613

Shareholders’ Equity:
Common stock	324	312
Additional paid in capital	142,701	142,081
Accumulated other comprehensive income	5,207	5,426
Retained earnings	3,012	7,004

Total shareholders’ equity	151,244	154,823

Total liabilities and shareholders’ equity	$879,802	$883,436

BlueLinx Q2 ‘08 Press Release

BlueLinx Holdings Inc.
Statements of Cash Flows
   in thousands

	Six Months Ended
	June 28,	June 30,
	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(3,992)	$5,245
Adjustments to reconcile net (loss) income to cash provided by (used in) operations:
Depreciation and amortization	10,071	10,734
Amortization of debt issue costs	1,215	1,215
Deferred income tax benefit	(2,931)	(1,563)
Share-based compensation expense	1,119	2,227
Excess tax benefits from share-based compensation arrangements	(76)	(60)
Changes in assets and liabilities:
Receivables	(31,905)	(98,255)
Inventories	20,519	(59,536)
Accounts payable	11,883	64,503
Changes in other working capital	22,283	8,840
Other	2,589	2,278

Net cash provided by (used in) operating activities	30,775	(64,372)

Cash flows from investing activities:
Property, plant, and equipment investments	(1,502)	(10,027)
Proceeds from disposition of assets	827	1,086

Net cash used in investing activities	(675)	(8,941)

Cash flows from financing activities:
Proceeds from stock options exercised	434	323
Excess tax benefits from share-base compensation arrangements	76	60
Net (decrease) increase in revolving credit facility	(17,487)	94,073
Increase (decrease) in bank overdrafts	903	(15,678)
Common dividends paid	—	(7,784)
Other	6	33

Net cash (used in) provided by financing activities	(16,068)	71,027

Increase (decrease) in cash	14,032	(2,286)
Balance, beginning of period	15,759	27,042

Balance, end of period	$29,791	$24,756

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